EXHIBIT 23.2

Your Vision Our Focus

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-1 (the “Registration Statement”) of 1606 Corp. (the “Company”) of our report dated April 16, 2024, relating to the financial statements as of and for the year ended December 31, 2023, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024.

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Turner, Stone & Company, L.L.P.

Turner, Stone & Company, L.L.P

Dallas, Texas

January 16, 2026

Turner, Stone & Company, L.L.P.

Accountants and Consultants

12700 Park Central Drive, Suite 1400

Dallas, Texas, 75251

Telephone: 972-239-1660/Facsimile: 972-219-1665

Toll Free: 877-853-4195

Web site: turnerstone.com